OPERATING AGREEMENT

     THIS AGREEMENT is entered into as of April 23, 1999, by and between PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation ("PA&E) and NOVA-TECH ENGINEERING, INC. (the "Company").

                                    RECITALS

     A. On November 18, 1998, PA&E, the Company, and Hans and Karl Herrmann entered into a non-binding letter of intent (the "Letter of Intent"), relating to the proposed acquisition of the Company by a wholly owned subsidiary of PA&E. The proposed purchase is subject to, among other things, the satisfactory completion of due diligence investigations, the preparation and signing of a definitive purchase agreement (the "Purchase Agreement"), and the application for and receipt of an IRS ruling regarding certain issues related to the Company's ESOP.

     B. Pending the closing of the proposed acquisition, PA&E and the Company have agreed that PA&E will assist in, consult with, and oversee the operations and management of the Company, which PA&E is willing to do on the terms set forth in this agreement.

     C. The parties wish to provide for a mechanism for adequately compensating PA&E for its assistance in the event that PA&E does not acquire the Company.

                                    AGREEMENT

     In consideration of the mutual promises and agreements contained in this Agreement, the parties agree as follows:

     1. Consultation and Assistance. From the date of this Agreement through the Termination Date (as defined in Section 8 below), PA&E will consult with the Company's management and provide certain personnel who will assist and consult with the Company's management regarding the operations of the Company. As part of the services to be provided under this Agreement, PA&E agrees to make available to the Company personnel to be designated by PA&E, at reasonable times and upon reasonable notice. All such personnel will be employees or agents of PA&E throughout the term of this Agreement. The parties agree that, in carrying out its duties under this Agreement, PA&E, at its election, may do any of the following:

          (a) Operations. PA&E may review the Company's books and records and business operations and consult with the Company's management on the conduct of the Company's business, its operating plans and budgets, and its organizational structure;

          (b) Strategic Planning. PA&E may consult with the Company's management regarding strategic planning;

          (c) Sales. PA&E or its agent may participate in marketing planning and in the sales activities of the Company;

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          (d) Customers and Suppliers. PA&E may participate with the Company's management in meetings and other dealings with customers and suppliers, and may review and comment on communications, contracts and commitments with customers and suppliers;

          (e) Products. PA&E may assist in and comment on product and service development, pricing, and improvements;

          (f) Employees. PA&E may participate with the Company's management in meetings and other dealings with employees, review and comment on communications and contracts with and commitments to employees, and assist the Company with decisions related to employees, including decisions regarding hiring, firing, and compensation;

          (g) Accounting. PA&E may review and comment on the Company's accounting system and may review and comment on preparation of the Company's financial statements and reports;

          (h) Management Meetings. PA&E may appoint one or more persons to participate in management meetings of the Company;

          (i) Board Meetings. PA&E may appoint one or more persons to attend and participate in meetings of the Company's Board of Directors, but not to vote; and

          (j) PA&E Personnel. PA&E may locate personnel at the Company's facilities, either full-or part-time, to enable PA&E to perform its duties under this Agreement.

     2. Retention of Authority by the Company. Throughout the term of this Agreement, the Board of Directors of the Company shall retain authority over the business, policies, operations and assets of the Company in accordance with the Company's Articles of Incorporation and Bylaws. By entering into this Agreement, the Company does not delegate to PA&E any powers, duties, and responsibilities vested in the Company's Board of Directors by law or by the Company's Articles of Incorporation or Bylaws.

     3. Compliance with Recommendations. Notwithstanding Section 2, above, the Company agrees that it will not take any action or fail to take any action within its control that would cause it to deviate materially from advice or recommendations made by PA&E without the prior written consent of PA&E. If the Company deviates materially from such recommendations or advice, PA&E may terminate this Agreement upon giving written notice to the Company and five days to cure the deviation.

     4. Prohibited Actions. Notwithstanding any other provision of this Agreement, PA&E may not do any of the following:

          (a) Borrowings and Encumbrances. PA&E may not borrow any money in the name of or on behalf of the Company, mortgage or encumber any assets of the Company, or in any way pledge the credit of the Company;

          (b) Expenditures. PA&E may not make expenditures of any kind on behalf of the Company;

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          (c) Contracts. PA&E may not execute any lease, contract or other agreement in the name of or on behalf of the Company;

          (d) Assets. PA&E may not sell any assets of the Company; and

          (e) Other Actions. PA&E may not otherwise act on behalf of or in the name of the Company, except as expressly authorized.

     5. Duty to Cooperate. The parties acknowledge that their mutual cooperation is critical to the ability of PA&E to perform its duties hereunder successfully and efficiently. Accordingly, each party agrees to cooperate with the other fully in the performance of this Agreement.

     6. Compensation. If this Agreement is terminated for any reason other than the acquisition of the Company by PA&E, the Company will pay PA&E on the Termination Date a consulting fee (the "Consulting Fee") of $10,000 for each calendar month from the date of this Agreement through the Termination Date. The Consulting Fee is intended to compensate PA&E for all direct and indirect costs incurred in carrying out its duties under this Agreement. The parties agree that the Consulting Fee fairly reflects the costs and expenses incurred and to be incurred by PA&E.

     7. Discretionary Financing. PA&E may from time to time extend loans to the Company as PA&E, in the exercise of its sole discretion and with approval from its Board of Directors and the Board of Directors of the Company, determines may be necessary.

          (a) Terms. The Company understands and agrees that any loans that may be made by PA&E to the Company would be made on terms mutually acceptable to the parties at or about the time the loan is to be made. This may include, at PA&E's option, the ability to convert the outstanding principal and interest upon maturity or earlier termination to common stock of the Company. Any loans would be secured by all of the assets of the Company, subject to the security interest held by Sterling Savings Bank, and would be conditioned on execution of loan documentation in form and substance acceptable to PA&E. Any loans would be payable no later than the earlier of (i) the due date stated in the applicable loan documents or (ii) 120 days after the Termination Date.

          (b) Payment Due on Termination. Unless expressly provided otherwise in this Agreement, the applicable loan documents, or a written agreement signed by PA&E, any loans extended to the Company by PA&E shall become due and payable in full 120 days after termination of this Agreement for any reason.

          (c) No Commitment. The Company acknowledges and agrees that PA&E has made no agreement or commitment to provide any loans or extend any credit to the Company.

          (d) Statutory Notice. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FOREBEAR FROM ENFORCING REPAYMENT OF DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

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     8. Termination Date. The "Termination Date" shall be the earliest of: (i)
the date on which PA&E acquires the Company; (ii) the termination of the Letter of Intent prior to execution of a Purchase Agreement; (iii) the termination of the Purchase Agreement prior to closing of an acquisition; (iv) the date on which this Agreement is terminated by written agreement of PA&E and the Company;
(v) the date on which this Agreement is terminated as the result of the Company's violation of Section 3, above; or (vi) December 31, 1999.

     9. Representations of the Company. Each party represents and warrants to the other party that: (i) it is a corporation duly organized and validly existing under the laws of the State of Washington; (ii) it has full power, authority and legal right to enter into this Agreement and to perform its obligations hereunder; (iii) this Agreement is the valid and binding obligation of the party making the representation, enforceable in accordance with its terms, and does not breach or cause a default under any other agreement by which the party is bound or by which any of its assets are affected; and (iv) the execution and delivery of this Agreement by the party and performance of its obligations hereunder do not require the consent or authorization of any person or entity that has not been obtained and do not violate any obligations, regulations, or other restrictions by which the party or any of its assets is bound.

     10. Indemnification. Except to the extent caused by PA&E's willful misconduct or recklessness, the Company shall indemnify and hold PA&E and its affiliates, shareholders, directors, officers, employees, agents, and consultants harmless against and from all claims, damages, obligations, liabilities, losses, and expenses, including without limitation attorneys' fees and costs (together, "Losses"), which may arise from or in connection with the provisions of this Agreement, the operation or management of the Company, or any act or omission by any employee, agent or other personnel of the Company. PA&E shall indemnify and hold the Company and its affiliates, shareholders, directors, officers, employees, agents, and consultants harmless against and from all Losses to the extent caused by PA&E's willful misconduct or recklessness in connection with the responsibilities of PA&E under this Agreement. The provisions of this Section 10 shall survive the termination of this Agreement if termination is for any reason other than PA&E's acquisition of the Company.

     11. Governing Law. The construction and terms of this Agreement are governed by the laws of the State of Washington.

     12. No Waiver of Breach. No failure of PA&E or the Company to insist upon the strict performance of any covenant, agreement, term or provision of this Agreement, or to exercise any right or remedy available upon a breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or provision. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and provision of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

     13. Assignment; Benefit. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties an their respective successors and assigns.

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     14. Amendment; Waiver. The provisions of this Agreement, or of any agreement or document executed in connection with this Agreement, may be amended or waived only in writing by the party against which enforcement of such amendment or waiver is sought.

     15. Severability. If any portion of this Agreement is held to be invalid by a court of competent jurisdiction, the remaining terms of this Agreement shall remain in full force and effect to the extent possible.

     16. No Partnership or Joint Venture. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership, joint venture or similar relationship between the Parties.

     17. Entire Agreement. This Agreement and the documents executed in connection with this Agreement contain the entire agreement of the parties, and supersede any and all prior agreements, written or oral, relating to their subject matter.

     18. Attorneys' Fees. The prevailing party in any arbitration or litigation concerning the Agreement is entitled to reimbursement of its reasonable attorneys' fees and expenses from the non-prevailing party, including costs and expenses incurred on appeal or in bankruptcy proceedings.

     19. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute the same instrument.

     IN WITNESS WHEREOF, the Company and PA&E have executed this Agreement on the day and year first above written.

                                       NOVA-TECH  ENGINEERING, INC.


                                       By /s/ HANS H. HERRMANN           4-23-99
                                          --------------------------------------
                                          Hans Herrmann, President


                                       PACIFIC AEROSPACE & ELECTRONICS, INC.


                                       By /s/ DONALD A. WRIGHT           4-23-99
                                          --------------------------------------
                                          Donald A. Wright, President & CEO

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